Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Douglas Hoadley, 763-577-2867

MOSAIC’S FRITZ CORRIGAN TO RETIRE; JIM PROKOPANKO NAMED

PRESIDENT AND CEO

PLYMOUTH, MN, October 3, 2006 – The Mosaic Company (NYSE: MOS) announced today that Fritz Corrigan, President and Chief Executive Officer, has decided to retire effective January 1, 2007. Succeeding Corrigan will be James T. Prokopanko, Mosaic’s Executive Vice President and Chief Operating Officer. Corrigan will continue to serve on Mosaic’s Board of Directors until its 2007 Annual Meeting of Stockholders and will provide transition consulting services through October 2007.

“I’ve had a wonderful career that has spanned over 40 years in the agribusiness industry,” said Corrigan. “I’ve had the great privilege of launching Mosaic and serving as its founding CEO, an exciting culmination to my 38-year career at Cargill. As we approach the two-year anniversary of the formation of Mosaic, I’m ready to turn the reins over to Jim Prokopanko. Our integration is all but complete and a solid foundation for this organization has been established. My family has been incredibly patient with me during the launch of Mosaic, and I’m looking forward to spending more time with them and pursuing my other interests in the months ahead.”

Mosaic’s Board of Directors has elected Jim Prokopanko, 53, to succeed Corrigan as President and Chief Executive Officer. Prokopanko, who joined Mosaic in July 2006 as Chief Operating Officer, will assume his new responsibilities on January 1, 2007. Prokopanko will also continue to serve as a director of Mosaic.

“Fritz’s career in the agribusiness industry and his leadership in launching Mosaic have been exemplary. His passion for this business and his values-based leadership will leave a lasting impact on Mosaic,” said Robert L. Lumpkins, Chairman of Mosaic’s Board of Directors. “Jim’s experience and leadership in the agricultural markets, including grain origination, risk management and fertilizer and crop input retailing and distribution in North America, Latin America and Europe are well suited to take Mosaic to the next level. This is especially important as the company continues its focus on customers and building a cost-competitive enterprise that thrives in a global marketplace,” added Lumpkins.

Prior to joining Mosaic, Prokopanko served as Corporate Vice President for Cargill, Incorporated and Platform Leader responsible for its U.S. AgHorizons, Canada AgHorizons and United Kingdom Frontier Agriculture businesses and he also headed Cargill’s global corporate procurement organization. In addition to serving as a director of Mosaic, Prokopanko also serves as a director of Saskferco Products Inc.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

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